Exhibit 1.1

EQT CORPORATION

$3,000,000,000

$500,000,000 Floating Rate Notes due 2020

$500,000,000 2.500% Senior Notes due 2020

$750,000,000 3.000% Senior Notes due 2022

$1,250,000,000 3.900% Senior Notes due 2027

Underwriting Agreement

September 27, 2017

Citigroup Global Markets Inc.

Deutsche Bank Securities Inc.

Merrill Lynch, Pierce, Fenner & Smith

                     Incorporated

Wells Fargo Securities, LLC

As Representatives of the

several Underwriters listed

in Schedule 1 hereto

c/o Citigroup Global Markets Inc.

388 Greenwich Street

New York, New York 10013

Ladies and Gentlemen:

EQT Corporation, a Pennsylvania corporation (the “Company”), proposes to issue and sell to the several Underwriters named in Schedule 1 hereto (the “Underwriters”), for whom you are acting as representatives (the “Representatives”), $500,000,000 principal amount of its Floating Rate Notes due 2020 (the “Floating Rate Notes”), $500,000,000 principal amount of its 2.500% Senior Notes due 2020 (the “2020 Notes”), $750,000,000 principal amount of its 3.000% Senior Notes due 2022 (the “2022 Notes”) and $1,250,000,000 principal amount of its 3.900% Senior Notes due 2027 (the “2027 Notes” and, together with the Floating Rate Notes, the 2020 Notes and the 2022 Notes, the “Notes”).

The Floating Rate Notes will be issued pursuant to an Indenture dated as of March 18, 2008 as supplemented by a Second Supplemental Indenture dated as of June 30, 2008 (together, the “Base Indenture”), as supplemented by a Fifth Supplemental Indenture to be dated as of the Closing Date (the “Floating Rate Notes Indenture”), the 2020 Notes will be issued pursuant to the Base Indenture as supplemented by a Sixth Supplemental Indenture to be dated as of the Closing Date (the “2020 Notes Indenture”), the 2022 Notes will be issued pursuant to the Base Indenture as supplemented by a Seventh Supplemental Indenture to be dated as of the Closing Date (the “2022 Notes Indenture”) and the 2027 Notes will be issued pursuant to the Base Indenture as supplemented by an Eighth Supplemental Indenture to be dated as of the Closing

Date (the “2027 Notes Indenture” and, together with the Floating Rate Notes Indenture, the 2020 Notes Indenture and the 2022 Notes Indenture, the “Indenture”), in each case between the Company and The Bank of New York Mellon, as trustee (the “Trustee”). The Notes will be issued in book-entry form in the name of Cede & Co., as nominee of The Depository Trust Company (the “Depositary”).

The Company prepared and filed with the Securities and Exchange Commission (the “Commission”) a registration statement on Form S-3 (File No. 333-214092), which contains a base prospectus (the “Base Prospectus”), to be used in connection with the public offering and sale of debt securities, including the Notes, and other securities of the Company under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (collectively, the “Securities Act”), and the offering thereof from time to time in accordance with Rule 415 under the Securities Act.  Such registration statement, including the financial statements, exhibits and schedules thereto, in the form in which it became effective under the Securities Act, including any required information deemed to be a part thereof at the time of effectiveness pursuant to Rule 430B under the Securities Act, is called the “Registration Statement.”  The term “Prospectus” shall mean the final prospectus supplement relating to the Notes, together with the Base Prospectus, that is first filed pursuant to Rule 424(b) after the date and time that this Agreement is executed (the “Execution Time”) by the parties hereto.  The term “Preliminary Prospectus” shall mean any preliminary prospectus supplement relating to the Notes, together with the Base Prospectus, that is first filed with the Commission pursuant to Rule 424(b).  Any reference herein to the Registration Statement, the Preliminary Prospectus or the Prospectus shall be deemed to refer to and include the documents that are or are deemed to be incorporated by reference therein pursuant to Item 12 of Form S-3 under the Securities Act prior to 5:20 p.m., New York City time, on September 27, 2017 (the “Initial Sale Time”).  All references in this Agreement to the Registration Statement, the Preliminary Prospectus, the Prospectus, or any amendments or supplements to any of the foregoing, shall include any copy thereof filed with the Commission pursuant to its Electronic Data Gathering, Analysis and Retrieval System (“EDGAR”).

All references in this Agreement to financial statements and schedules and other information which is “contained,” “included” or “stated” (or other references of like import) in the Registration Statement, the Prospectus or the Preliminary Prospectus shall be deemed to mean and include all such financial statements and schedules and other information which is or is deemed to be incorporated by reference in the Registration Statement, the Prospectus or the Preliminary Prospectus, as the case may be, prior to the Initial Sale Time; and all references in this Agreement to amendments or supplements to the Registration Statement, the Prospectus or the Preliminary Prospectus shall be deemed to include the filing of any document under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (collectively, the “Exchange Act”), which is or is deemed to be incorporated by reference in the Registration Statement, the Prospectus or the Preliminary Prospectus, as the case may be, after the Initial Sale Time.

The Company hereby confirms its agreement with the several Underwriters concerning the purchase and resale of the Notes, as follows:

1.                                      Purchase and Sale of the Notes.

(a)                                 The Company agrees to issue and sell the Notes to the several Underwriters as provided in this Agreement, and each Underwriter, on the basis of the representations, warranties and agreements set forth herein and subject to the conditions set forth herein, agrees, severally and not jointly, to purchase from the Company the respective principal amount of Notes set forth opposite such Underwriter’s name in Schedule 1 hereto at a price equal to (i) 99.600% of the principal amount thereof for the Floating Rate Notes, (ii) 99.592% of the principal amount thereof for the 2020 Notes, (iii) 99.138% of the principal amount thereof for the 2022 Notes and (iv) 99.268% of the principal amount thereof for the 2027 Notes. The Company will not be obligated to deliver any of the Notes except upon payment for all the Notes to be purchased as provided herein.

(b)                                 The Company acknowledges and agrees that: (i) the purchase and sale of the Notes pursuant to this Agreement, including the determination of the public offering price of the Notes and any related discounts and commissions, is an arm’s-length commercial transaction between the Company, on the one hand, and the several Underwriters, on the other hand, and the Company is capable of evaluating and understands and accepts the terms, risks and conditions of the transactions contemplated by this Agreement; (ii) in connection with each transaction contemplated hereby and the process leading to such transaction each Underwriter is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary of the Company or its affiliates, shareholders, creditors or employees or any other party; (iii) no Underwriter has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Company with respect to any of the transactions contemplated hereby or the process leading thereto (irrespective of whether such Underwriter has advised or is currently advising the Company on other matters) and no Underwriter has any obligation to the Company with respect to the offering contemplated hereby except the obligations expressly set forth in this Agreement; (iv) the several Underwriters and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Company and that the several Underwriters have no obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Underwriters have not provided any legal, accounting, regulatory or tax advice with respect to the offering contemplated hereby and the Company has consulted its own legal, accounting, regulatory and tax advisors to the extent it deemed appropriate.

This Agreement supersedes all prior written agreements and understandings (whether written or oral) between the Company and the several Underwriters with respect to the subject matter hereof.  The Company hereby waives and releases, to the fullest extent permitted by law, any claims that the Company may have against the several Underwriters with respect to any breach or alleged breach of agency or fiduciary duty.

2.                                      Payment and Delivery.

(a)                                 Payment for and delivery of the Notes will be made at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York, 10017, at 10:00 a.m., New York City time, on October 4, 2017, or at such other time or place on the same or such other date, not later than the third business day thereafter, as the Representatives and the

Company may agree upon in writing. The time and date of such payment and delivery is referred to herein as the “Closing Date”.

(b)                                 Payment for the Notes shall be made by wire transfer in immediately available funds to the account(s) specified by the Company to the Representatives against delivery to the Depositary, for the account of the several Underwriters, of global notes representing the Notes purchased by the Underwriters (collectively, the “Global Notes”). The Global Notes will be made available for inspection by the Representatives not later than 1:00 p.m., New York City time, on the business day prior to the Closing Date.

3.                                      Representations and Warranties of the Company.  The Company represents and warrants to each Underwriter that:

(a)                                 Compliance with Registration Requirements.  The Company meets the requirements for use of Form S-3 under the Securities Act.  The Registration Statement has become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement has been issued under the Securities Act and no proceedings for that purpose have been instituted or are pending or, to the knowledge of the Company, are contemplated or threatened by the Commission, and any request on the part of the Commission for additional information has been complied with. In addition, the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended, and the rules and regulations promulgated thereunder (collectively, the “Trust Indenture Act”).

At the respective times the Registration Statement and any post-effective amendments thereto (including the filing with the Commission of the Company’s Annual Report on Form 10-K for the year ended December 31, 2016) became effective and as of the Initial Sale Time and as of the Closing Date, the Registration Statement and any amendments thereto (i) complied and will comply in all material respects with the requirements of the Securities Act and the Trust Indenture Act and (ii) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.  At the date of the Prospectus and at the Closing Date, neither the Prospectus nor any amendments or supplements thereto included or will include an untrue statement of a material fact or omitted or will omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  Notwithstanding the foregoing, the representations and warranties in this subsection shall not apply to statements in or omissions from the Registration Statement or any post-effective amendment or the Prospectus or any amendments or supplements thereto made in reliance upon and in conformity with information furnished to the Company in writing by any of the Underwriters through the Representatives expressly for use therein, it being understood and agreed that the only information furnished by any Underwriter through the Representatives consists of the information described as such in Section 6(b) hereof.

Each Preliminary Prospectus and the Prospectus, at the time each was filed with the Commission, complied in all material respects with the Securities Act, and the Preliminary Prospectus and the Prospectus delivered to the Underwriters for use in connection with the offering of the Notes will, at the time of such delivery, be identical to any electronically transmitted copies thereof filed with the Commission pursuant to EDGAR, except to the extent permitted by Regulation S-T.

(b)                                 Disclosure Package.  The term “Disclosure Package” shall mean (i) the Preliminary Prospectus dated September 27, 2017 and (ii) the issuer free writing prospectuses identified in Annex I hereto.  As of the Initial Sale Time, (a) the Disclosure Package did not and (b) each electronic road show, when taken together as a whole with the Disclosure Package, did not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  The preceding sentence does not apply to statements in or omissions from the Disclosure Package based upon and in conformity with written information furnished to the Company by any Underwriter through the Representatives specifically for use therein, it being understood and agreed that the only information furnished by any Underwriter through the Representatives consists of the information described as such in Section 6(b) hereof.

(c)                                  Incorporated Documents.  The documents incorporated or deemed to be incorporated by reference in the Registration Statement, the Preliminary Prospectus and the Prospectus (i) at the time they were or hereafter are filed with the Commission, complied or will comply in all material respects with the requirements of the Exchange Act and (ii) when read together with the other information in the Disclosure Package, at the Initial Sale Time, and when read together with the other information in the Prospectus, at the date of the Prospectus and at the Closing Date, did not or will not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(d)                                 Projections.  Each of the statements made by the Company in the Registration Statement and the Disclosure Package and to be made in the Prospectus (and any supplements thereto) within the coverage of Rule 175(b) under the Securities Act was made or will be made with a reasonable basis and in good faith.

(e)                                  Company is a Well-Known Seasoned Issuer.  (i) At the time of filing the Registration Statement, (ii) at the time of the most recent amendment thereto for the purposes of complying with Section 10(a)(3) of the Securities Act (whether such amendment was by post-effective amendment, incorporated report filed pursuant to Section 13 or 15(d) of the Exchange Act or form of prospectus), (iii) at the time the Company or any person acting on its behalf (within the meaning, for this clause only, of Rule 163(c) of the Securities Act) made any offer relating to the Notes in reliance on the exemption of Rule 163 of the Securities Act, and (iv) as of the Execution Time, the Company was and is a “well known seasoned issuer” as defined in Rule 405 of the Securities Act.  The Registration Statement is an “automatic shelf registration statement,” as defined in Rule 405 of the Securities Act, that automatically became effective not more than three years prior to the Execution Time; the Company has not received from the Commission any notice pursuant to Rule 401(g)(2) of the Securities Act objecting to use of the automatic shelf registration statement form and the Company has not otherwise ceased to be eligible to use the automatic shelf registration form.

(f)                                   Company is not an Ineligible Issuer. (i) At the time of filing the Registration Statement and (ii) as of the Execution Time (with such date being used as the determination date for purposes of this clause (ii)), the Company was not and is not an Ineligible Issuer, as defined in Rule 405 of the Securities Act (an “Ineligible Issuer”), without taking account of any determination by the Commission pursuant to Rule 405 of the Securities Act that it is not necessary that the Company be considered an Ineligible Issuer.

(g)                                  Issuer Free Writing Prospectuses.  Each issuer free writing prospectus, as defined in Rule 433 under the Securities Act (each, an “Issuer Free Writing Prospectus”), as of its issue date and at all subsequent times through the completion of the offering of Notes under this Agreement or until any earlier date that the Company notified or notifies the Representatives as described in the next sentence, did not, does not and will not include any information that conflicted, conflicts or will conflict with the information contained in the Registration Statement, the Preliminary Prospectus or the Prospectus.  If at any time following issuance of an Issuer Free Writing Prospectus there occurred or occurs an event or development as a result of which such Issuer Free Writing Prospectus conflicted or would conflict with the information contained in the Registration Statement, the Preliminary Prospectus or the Prospectus, the Company has promptly notified or will promptly notify the Representatives and has promptly amended or supplemented or will promptly amend or supplement, at its own expense, such Issuer Free Writing Prospectus to eliminate or correct such conflict.  The foregoing two sentences do not apply to statements in or omissions from any Issuer Free Writing Prospectus based upon and in conformity with written information furnished to the Company by any Underwriter through the Representatives specifically for use therein, it being understood and agreed that the only information furnished by any Underwriter through the Representatives consists of the information described as such in Section 6(b) hereof.

(h)                                 Distribution of Offering Material by the Company.  The Company has not distributed and will not distribute, prior to the later of the Closing Date and the completion of the Underwriters’ distribution of the Notes, any offering material in connection with the offering and sale of the Notes other than the Registration Statement, the Preliminary Prospectus, the Prospectus, any Issuer Free Writing Prospectus reviewed and consented to by the Representatives and included in Annex I hereto or any electronic road show or other written communications reviewed and consented to by the Representatives and listed on Annex II hereto (each a, “Company Additional Written Communication”).  Each such Company Additional Written Communication, when taken together with the Disclosure Package, did not, and at the Closing Date will not, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  The preceding sentence does not apply to statements in or omissions from the Company Additional Written Communication based upon and in conformity with written information furnished to the Company by any Underwriter through the Representatives specifically for use therein, it being understood and agreed that the only such information furnished by any Underwriter through the Representatives consists of the information described as such in Section 6(b) hereof.

(i)                                     No Applicable Registration or Other Similar Rights.  There are no persons with registration or other similar rights to have any equity or debt securities registered for sale under the Registration Statement or included in the offering contemplated by this Agreement, except for such rights as have been duly waived.

(j)                                    Financial Statements.  (i) The financial statements of the Company and the related notes thereto included or incorporated by reference in the Disclosure Package and the Prospectus comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as applicable, and present fairly the financial position of the Company and its subsidiaries as of the dates indicated and the results of their operations and the changes in their cash flows for the periods specified; such financial statements have been prepared in conformity with generally accepted accounting principles in the United States applied on a consistent basis throughout the periods covered thereby except as may be expressly stated in the related notes thereto; the other financial information pertaining to the Company included or incorporated by reference in the Disclosure Package and the Prospectus has been derived from the accounting records of the Company and its subsidiaries and presents fairly the information shown thereby; and Ernst & Young LLP, who have certified certain financial statements of the Company and its subsidiaries, is an independent registered public accounting firm with respect to the Company and its subsidiaries within the applicable rules and regulations adopted by the Commission and the Public Company Accounting Oversight Board (United States) (the “PCAOB”) and as required by the Securities Act; (ii) to the knowledge of the Company, the financial statements of Rice Energy Inc. (“Rice”) and the related notes thereto included or incorporated by reference in the Disclosure Package and the Prospectus comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as applicable, and present fairly the financial position of Rice and its subsidiaries as of the dates indicated and the results of their operations and the changes in their cash flows for the periods specified; to the knowledge of the Company, such financial statements have been prepared in conformity with generally accepted accounting principles in the United States applied on a consistent basis throughout the periods covered thereby except as may be expressly stated in the related notes thereto; to the knowledge of the Company, the other financial information pertaining to Rice included or incorporated by reference in the Disclosure Package and the Prospectus has been derived from the accounting records of Rice and its subsidiaries and presents fairly the information shown thereby; and, to the knowledge of the Company, Ernst & Young LLP, who have certified certain financial statements of Rice and its subsidiaries, is an independent registered public accounting firm with respect to Rice and its subsidiaries within the applicable rules and regulations adopted by the Commission and the PCAOB and as required by the Securities Act; and (iii) to the knowledge of the Company, the financial statements of Vantage Energy, LLC and Vantage Energy II, LLC (collectively, “Vantage”) and the related notes thereto included or incorporated by reference in the Disclosure Package and the Prospectus comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as applicable, and present fairly the financial position of Vantage and their subsidiaries as of the dates indicated and the results of their operations and the changes in their cash flows for the periods specified; to the knowledge of the Company, such financial statements have been prepared in conformity with generally accepted accounting principles in the United States applied on a consistent basis throughout the periods covered thereby except as may be expressly stated in the related notes thereto; to the knowledge of the Company, the other financial information pertaining to Vantage included or incorporated by reference in the Disclosure Package and the Prospectus has been derived from the accounting records of Vantage and their subsidiaries and presents fairly the information shown thereby; and, to the knowledge of the Company, KPMG LLP, who have certified certain financial statements of Vantage and their subsidiaries, is an independent registered public accounting firm with respect to Vantage and their subsidiaries within the applicable rules and regulations adopted by the Commission and the PCAOB and as required by the Securities Act.

(k)                                 Pro Forma Financial Statements.  The pro forma financial statements included or incorporated by reference in the Disclosure Package and the Prospectus include assumptions that provide a reasonable basis for presenting the significant effects directly attributable to the transactions and events described therein, the related pro forma adjustments give appropriate effect to those assumptions, and the pro forma adjustments reflect the proper application of those adjustments to the historical financial statement amounts in the pro forma financial statements included in the Disclosure Package and the Prospectus.  The pro forma financial statements included in the Disclosure Package and the Prospectus comply as to form in all material respects with the applicable accounting requirements of Regulation S-X under the Securities Act and the pro forma adjustments have been properly applied to the historical amounts in the compilation of those statements.

(l)                                     No Material Adverse Change.  Since the respective dates as of which information is given in the Disclosure Package, (i) there has not been any change in the capital stock or long-term debt of the Company or any of its subsidiaries, or any material adverse change, or any development involving a prospective material adverse change, in or affecting the condition (financial or otherwise), earnings, business or properties of the Company and its subsidiaries, taken as a whole, except as otherwise disclosed or contemplated in the Disclosure Package; and (ii) except as set forth or contemplated in the Disclosure Package, neither the Company nor any of its subsidiaries has entered into any transaction or agreement material to the Company and its subsidiaries, taken as a whole, other than in the ordinary course of business.

(m)                             Organization. The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of its jurisdiction of incorporation, with power and authority (corporate or other) to own its properties and conduct its business as described in the Disclosure Package and the Prospectus, and has been duly qualified as a foreign corporation for the transaction of business and is in good standing under the laws of each other jurisdiction in which it owns or leases properties, or conducts any business, so as to require such qualification, other than where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be likely to  have a material adverse effect on the condition (financial or otherwise), prospects, earnings, business or properties of the Company and its subsidiaries, taken as a whole (a “Material Adverse Effect”).

(n)                                 Subsidiaries.  Each of the Company’s subsidiaries has been duly organized and is validly existing under the laws of its jurisdiction of organization, with power and authority (corporate or other) to own its properties and conduct its business as described in the Disclosure Package and the Prospectus, and has been duly qualified for the transaction of business and is in good standing under the laws of each jurisdiction in which it owns or leases properties or conducts any business so as to require such qualification, other than where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be likely to  have a Material Adverse Effect; and all the outstanding shares of capital stock or equivalent equity interests of each subsidiary of the Company have been duly authorized and validly issued, are fully-paid and non-assessable, and (except in the case of foreign subsidiaries or directors’

qualifying shares) are owned by the Company, directly or indirectly, free and clear of all liens, encumbrances, security interests and claims.

(o)                                 Due Authorization.  This Agreement has been duly authorized, executed and delivered by the Company.

(p)                                 The Indenture. The Indenture has been duly authorized, executed and delivered by the Company and is a valid and binding agreement of the Company, enforceable in accordance with its terms except as (i) the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and (ii) rights of acceleration and the availability of equitable remedies may be limited by equitable principles of general applicability; and the Indenture (including any amendments and supplements thereto) will conform on the Closing Date with all requirements of the Trust Indenture Act applicable to an indenture that is qualified thereunder.

(q)                                 The Notes. The Notes have been duly authorized and, when executed and authenticated in accordance with the Indenture and delivered to and duly paid for by the purchasers thereof, will be entitled to the benefits of the Indenture and will be valid and binding obligations of the Company, enforceable in accordance with their terms except as (i) the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and (ii) rights of acceleration and the availability of equitable remedies may be limited by equitable principles of general applicability; the Notes, when executed and authenticated in accordance with the Indenture and delivered to and duly paid for by the purchasers thereof, will rank pari passu with all Notes (as defined in the Indenture) issued and to be issued under the Indenture and all other unsecured debt of the Company which is not expressly subordinated; and the Notes and the Indenture will conform to the description thereof in the Disclosure Package and the Prospectus.

(r)                                    No Violation or Default.  Neither the Company nor any of its subsidiaries is, or with the giving of notice or lapse of time or both would be, in violation of or in default under any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which it or any of them or any of their respective properties is bound, except for violations and defaults which would not, individually and in the aggregate, reasonably be likely to have a Material Adverse Effect; neither the Company nor any of its subsidiaries is, or with the giving of notice or lapse of time or both would be, in violation or in default under their respective Articles of Incorporation or By-Laws (or equivalent organizational documents); the issue and sale of the Notes and the performance by the Company of all the provisions of its obligations under the Notes, the Indenture and this Agreement and the consummation of the transactions herein and therein contemplated will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the property or assets of the Company or any of its subsidiaries is subject, except for violations and defaults which would not, individually and in the aggregate, reasonably be likely to have a Material Adverse Effect, nor will any such action result in any violation of the provisions of their respective Articles of Incorporation or By-Laws (or equivalent organizational documents) or any applicable law or statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over the Company, its subsidiaries or any of their respective properties.

(s)                                   No Consents.  No consent, approval, authorization, order, license, filing, registration or qualification of or with any court or governmental agency or body is required for the issue and sale of the Notes or the consummation by the Company of the transactions contemplated by this Agreement or the Indenture, other than (i) such consents, approvals, authorizations, orders, licenses, filings, registrations or qualifications that have been obtained or made by the Company and are in full force under the Securities Act, (ii) as may be required under state securities laws in connection with the purchase and distribution of the Notes by the Underwriters in connection with the issuance and sale of the Notes or (iii) consents that, if not obtained, would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement or the Indenture or perform its obligations under this Agreement or the Indenture.

(t)                                    Legal Proceedings.  Other than as set forth or contemplated in the Disclosure Package and the Prospectus, there are no legal or governmental investigations, actions, suits or proceedings pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its subsidiaries or any of their respective properties or to which the Company or any of its subsidiaries is or may be a party or to which any property of the Company or any of its subsidiaries or to which the Company or any of its subsidiaries is or may be subject which would individually or in the aggregate reasonably be likely to have a Material Adverse Effect and, to the Company’s knowledge, no such proceedings are threatened or contemplated by governmental authorities or threatened by others.

(u)                                 Property.  Except as described in the Registration Statement, the Disclosure Package and the Prospectus and except to the extent that failure of the following to be true, individually or in the aggregate, would not reasonably be likely to have a Material Adverse Effect, (i) the Company and its subsidiaries have good and indefeasible title to all items of real property and good title to all personal property owned by them, in each case free and clear of all liens, encumbrances and defects; and (ii) any real property and buildings held under lease by the Company and its subsidiaries are held by them under valid, existing and enforceable leases with such exceptions as are not material and do not interfere with the use made or proposed to be made of such property and buildings by the Company or its subsidiaries.

(v)                                 Investment Company Act.  The Company is not and, after giving effect to the offering and sale of the Notes, will not be an “investment company” or entity “controlled” by an “investment company”, as such terms are defined in the Investment Company Act of 1940, as amended (the “Investment Company Act”).

(w)                               Taxes.  Except to the extent that any such failures or deficiencies would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect, (i) the Company and its subsidiaries have filed all federal, state, local and foreign tax returns required to be filed and have paid all taxes due other than taxes that are being contested in good faith and  with respect to which adequate reserves have been established in accordance with generally accepted accounting principles in the United States and (ii) except as disclosed in the Disclosure

Package and the Prospectus, there is no tax deficiency which has been asserted or threatened in writing against the Company or any of its subsidiaries.

(x)                                 Conduct of Business.  Each of the Company and its subsidiaries possesses all licenses, permits, certificates of need, patents, consents, orders, approvals and other authorizations from all federal, state, local or foreign governments or regulatory agencies or bodies (collectively, “Governmental Licenses”) necessary to own or lease, as the case may be, and to operate their respective properties and to carry on their respective businesses as conducted as of the date hereof, except where the failure to so possess would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect, and neither the Company nor any such subsidiary has received any actual notice of any proceeding, relating to the revocation or modification of any such Governmental License, except as described in the Disclosure Package and the Prospectus; each of the Company and its subsidiaries is in compliance with all laws and regulations relating to the conduct of their respective business as conducted as of the date hereof, except where the failure to be in compliance would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect; and the Company and its subsidiaries are in compliance with the applicable provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations of the Commission adopted pursuant thereto as such rules and regulations currently apply to the Company and its subsidiaries, except where the failure to be in compliance would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect.

(y)                                 Environmental Compliance.  The Company and its subsidiaries (i) are in compliance with any and all applicable foreign, federal, state and local laws and regulations relating to the protection of human health and environmental safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”), (ii) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses, (iii) are in compliance with all terms and conditions of any such permit, license or approval, except as described in the Disclosure Package and the Prospectus or where such noncompliance with Environmental Laws, failure to receive required permits, licenses or other approvals or failure to comply with the terms and conditions of such permits, licenses or approvals would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect, and (iv) are not aware of any administrative or judicial action being contemplated by governmental authorities with respect to the Company or its subsidiaries relating to Environmental Laws, except as described in the Disclosure Package and the Prospectus or where such action would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect; neither the Company nor any of its subsidiaries are subject to any consent decree or compliance or administrative order issued pursuant to, or are the subject of any pending investigation or litigation under, applicable Environmental Laws except for such actions, decrees, orders or investigations which are described in the Disclosure Package or the Prospectus or do not and are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect; and except as described in the Registration Statement, the Disclosure Package and the Prospectus, neither the Company nor any of its subsidiaries is a party to a governmental proceeding, or will become a party to a governmental proceeding that is known by the Company to be contemplated, arising under any Environmental Law which the Company reasonably believes involves monetary sanctions, exclusive of interests and costs, of $100,000 or more.

(z)                                  Environmental Costs.  In the ordinary course of business, the Company reviews the effect of Environmental Laws on the business, operations and properties of the Company and its subsidiaries, in the course of which it identifies and evaluates associated costs and liabilities (including, without limitation, any capital or operating expenditures required for clean-up, closure of properties or compliance with Environmental Laws or any permit, license or approval, any related constraints on operating activities and any potential liabilities to third parties); and, on the basis of such review, the Company has concluded that such associated costs and liabilities would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect, except as described or contemplated in the Registration Statement, the Disclosure Package and the Prospectus.

(aa)                          No Labor Disputes.  There are no existing or, to the knowledge of the Company, threatened labor disputes with the employees of the Company or any of its subsidiaries which are, individually or in the aggregate, reasonably likely to have a Material Adverse Effect.

(bb)                          Employee Benefits.  Except as described in the Registration Statement, the Disclosure Package and the Prospectus and except as would not reasonably be likely to have a Material Adverse Effect, each employee benefit plan, within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), that is maintained, administered or contributed to by the Company or any of its affiliates for employees or former employees of the Company and its affiliates has been established and maintained in compliance with its terms and the requirements of any applicable statutes, orders, rules and regulations, including but not limited to ERISA and the Internal Revenue Code of 1986, as amended (the “Code”).  No prohibited transaction, within the meaning of Section 406 of ERISA or Section 4975 of the Code has occurred with respect to any such plan excluding transactions effected pursuant to a statutory or administrative exemption.  For each such plan which is subject to the funding rules of Section 412 of the Code or Section 302 of ERISA, no failure by any such plan to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred, whether or not waived, and the fair market value of the assets of each such plan (excluding for these purposes accrued but unpaid contributions) exceeded the present value of all benefits accrued under such plan determined using reasonable actuarial assumptions, except as described in the Registration Statement, the Disclosure Package and the Prospectus.

(cc)                            No Unlawful Payment.  None of the Company, any of its subsidiaries or, to the knowledge of the Company, any director, officer, agent, employee or affiliate of the Company or any of its subsidiaries, has (i) used any funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made or taken an act in furtherance of an offer, promise or authorization of any direct or indirect unlawful payment or benefit to any foreign or domestic government or regulatory official or employee, including of any government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office; (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any applicable law or regulation implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, or committed an offence under the Bribery Act 2010 of the United Kingdom, or any other applicable anti-bribery or anti-corruption laws; or (iv) made, offered, agreed, requested or taken an act in furtherance of any unlawful bribe or other unlawful benefit, including, without limitation, any rebate, payoff, influence payment, kickback or other unlawful or improper payment or benefit. The Company and its subsidiaries have instituted, and maintain and enforce, policies and procedures designed to promote and ensure compliance with all applicable anti-bribery and anti-corruption laws.

(dd)                          Money Laundering.  The operations of the Company and its subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements, including those of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the applicable money laundering statutes of all jurisdictions where the Company and its subsidiaries conduct business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines issued, administered or enforced by any governmental or regulatory agency (collectively, the “Anti-Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental or regulatory agency, authority or body or any arbitrator involving the Company or any of its subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

(ee)                            No Conflicts with Sanctions Laws.  None of the Company, any of its subsidiaries or, to the knowledge of the Company, any director, officer, employee or affiliate of the Company or any of its subsidiaries, is currently the subject or the target of any sanctions administered or enforced by the U.S. Government (including, without limitation, the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State and including, without limitation, the designation as a “specially designated national” or “blocked person”), the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”), nor is the Company or any of its subsidiaries located, organized or resident in a country or territory that is the subject or the target of Sanctions, including, without limitation, Cuba, Iran, North Korea, Sudan, Syria and the Crimea region of Ukraine (each, a “Sanctioned Country”); and the Company will not directly or indirectly use the proceeds of the offering of the Notes hereunder, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity (i) to fund or facilitate any activities of or business with any person that, at the time of such funding or facilitation, is the subject or the target of Sanctions, (ii) to fund or facilitate any activities of or business in any Sanctioned Country or (iii) in any other manner that will result in a violation by any person (including any person participating in the transaction, whether as underwriter, advisor, investor or otherwise) of Sanctions.  For the past five years, the Company and its subsidiaries have not knowingly engaged in and are not now knowingly engaged in any dealings or transactions with any person that at the time of the dealing or transaction is or was the subject or the target of Sanctions or with any Sanctioned Country.

(ff)                              Disclosure Controls.  The Company and its subsidiaries have established and maintain “disclosure controls and procedures” (as is defined in Rule 13a-15(e) under the Exchange Act); and (i) such disclosure controls and procedures are designed to ensure that the information required to be disclosed by the Company in the reports it files or will file or submit under the Exchange Act, as applicable, is accumulated and communicated to management of the Company, including its principal executive officer and principal financial officer, as appropriate, to allow timely decisions regarding required disclosure to be made and (ii) such disclosure controls and procedures are effective in all material respects to perform the functions for which they were established to the extent required by Rule 13a-15 of the Exchange Act.

(gg)                            Accounting Controls.  The Company and its subsidiaries maintain internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorization, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with accounting principles generally accepted in the United States and to maintain accountability for its assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.  The Company and its subsidiaries’ internal accounting controls are effective and neither the Company nor any of its subsidiaries is aware of any material weakness in their internal accounting controls.

(hh)                          XBRL.  The interactive data in eXtensible Business Reporting Language incorporated by reference into the Registration Statement fairly presents the information called for in all material respects and has been prepared in accordance with the Commission’s rules and guidelines applicable thereto.

(ii)                                  Merger Agreement.  That certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of June 19, 2017, among the Company, Eagle Merger Sub I, Inc. (“Eagle”) and Rice has been duly authorized, executed and delivered by the Company and Eagle and, to the Company’s knowledge, has been duly authorized, executed and delivered by Rice, and is a valid and binding agreement of the Company and Eagle, enforceable in accordance with its terms and, to the knowledge of the Company, is a valid and binding agreement of Rice, enforceable in accordance with its terms, in each case, as (i) the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and (ii) rights of acceleration and the availability of equitable remedies may be limited by equitable principles of general applicability. The Company has not received any notice of termination of the Merger Agreement from Rice. To the knowledge of the Company, all of the representations and warranties of Rice in the Merger Agreement are true and correct in all material respects, subject to the qualifications set forth in the Company Disclosure Letter (as defined in the Merger Agreement), and the Company has no reason to believe that the Company’s, and has not received notice from Rice that Rice’s, conditions to the closing of the merger transactions contemplated by the Merger Agreement will not be satisfied within the timeframe contemplated therein.

4.                                      Further Agreements of the Company.  The Company covenants and agrees with each Underwriter that:

(a)                                 Compliance with Securities Regulations and Commission Requests.  The Company, subject to Section 3(b), will comply with the requirements of Rule 430B of the Securities Act, and during the Prospectus Delivery Period (as defined below) will promptly notify the Representatives, and confirm the notice in writing, of (i) the effectiveness of any post-effective amendment to the Registration Statement or the filing of any supplement or amendment to the Preliminary Prospectus or the Prospectus, (ii) the receipt of any comments from the Commission related to the Registration Statement or the Prospectus or the documents incorporated by reference therein, (iii) any request by the Commission for any amendment to the Registration Statement or any amendment or supplement to the Preliminary Prospectus or the Prospectus or for additional information, and (iv) the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or of any order preventing or suspending the use of the Preliminary Prospectus or the Prospectus, or of the suspension of the qualification of the Notes for offering or sale in any jurisdiction, or of the initiation or threatening of any proceedings for any of such purposes.  The Company will promptly effect the filings necessary pursuant to Rule 424 and will take such steps as it deems necessary to ascertain promptly whether the Preliminary Prospectus and the Prospectus transmitted for filing under Rule 424 was received for filing by the Commission and, in the event that it was not, it will promptly file such document.  During the Prospectus Delivery Period, the Company will use its reasonable best efforts to prevent the issuance of any stop order and, if any stop order is issued, to obtain the lifting thereof at the earliest possible moment.

(b)                                 Filing of Amendments.  During such period beginning on the date of this Agreement and ending on the later of the Closing Date or such date as, in the opinion of counsel for the Underwriters, the Prospectus is no longer required by law to be delivered in connection with sales of the Notes by an Underwriter or dealer, including in circumstances where such requirement may be satisfied pursuant to Rule 172 of the Securities Act (the “Prospectus Delivery Period”), the Company will give the Representatives notice of its intention to file or prepare any amendment to the Registration Statement (including any filing under Rule 462(b) of the Securities Act), or any amendment, supplement or revision to the Disclosure Package or the Prospectus, whether pursuant to the Securities Act, the Exchange Act or otherwise, will furnish the Representatives with copies of any such documents a reasonable amount of time prior to such proposed filing or use, as the case may be, and will not file or use any such document to which the Representatives or counsel for the Underwriters shall reasonably object.

(c)                                  Delivery of Registration Statements.  The Company has furnished or will deliver to the Representatives and counsel for the Underwriters, without charge, conformed copies of the Registration Statement as originally filed and of each amendment thereto (without exhibits).  The Registration Statement and each amendment thereto furnished to the Underwriters will be identical to any electronically transmitted copies thereof filed with the Commission pursuant to EDGAR, except to the extent permitted by Regulation S-T.

(d)                                 Delivery of Prospectuses.  The Company will deliver to each Underwriter, without charge, as many copies of the Prospectus as such Underwriter may reasonably request, and the Company hereby consents to the use of such copies for purposes permitted by the Securities Act.  The Company will furnish to each Underwriter, without charge, during the Prospectus Delivery Period, such number of copies of the Prospectus as such Underwriter may reasonably request.  The Prospectus and any amendments or supplements thereto furnished to the Underwriters will be identical to any electronically transmitted copies thereof filed with the Commission pursuant to EDGAR, except to the extent permitted by Regulation S-T.

(e)                                  Continued Compliance with Securities Laws.  The Company will comply with the Securities Act and the Exchange Act so as to permit the completion of the distribution of the Notes as contemplated in this Agreement and in the Registration Statement, the Disclosure Package and the Prospectus.  If at any time during the Prospectus Delivery Period, any event shall occur or condition shall exist as a result of which it is necessary, in the opinion of counsel for the Underwriters or for the Company, to amend the Registration Statement in order that the Registration Statement will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading or to amend or supplement the Disclosure Package or the Prospectus in order that the Disclosure Package or the Prospectus, as the case may be, will not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances existing at the Initial Sale Time or at the time it is delivered or conveyed to a purchaser, not misleading, or if it shall be necessary, in the opinion of either such counsel, at any such time to amend the Registration Statement or amend or supplement the Disclosure Package or the Prospectus in order to comply with the requirements of any law, the Company will (1) notify the Representatives of any such event, development or condition and (2) promptly prepare and file with the Commission, subject to Section 3(b) hereof, such amendment or supplement as may be necessary to correct such statement or omission or to make the Registration Statement, the Disclosure Package or the Prospectus comply with such law, and the Company will furnish to the Underwriters, without charge, such number of copies of such amendment or supplement as the Underwriters may reasonably request.

(f)                                   Final Term Sheet. The Company will prepare a final term sheet containing only a description of the Notes, in a form approved by the Underwriters and attached as Exhibit A hereto, and will file such term sheet pursuant to Rule 433(d) under the Securities Act within the time required by such rule (such term sheet, the “Final Term Sheet”). Any such Final Term Sheet is an Issuer Free Writing Prospectus for purposes of this Agreement.

(g)                                  Permitted Free Writing Prospectuses.  The Company represents that it has not made, and agrees that, unless it obtains the prior written consent of the Representatives, it will not make, any offer relating to the Notes that would constitute an Issuer Free Writing Prospectus or that would otherwise constitute a “free writing prospectus” (as defined in Rule 405 of the Securities Act) required to be filed by the Company with the Commission or retained by the Company under Rule 433 of the Securities Act; provided that the prior written consent of the Representatives shall be deemed to have been given in respect of any Issuer Free Writing Prospectuses included in Annex I to this Agreement and the Company Additional Written Communications included in Annex II to this Agreement.  Any such free writing prospectus consented to or deemed to be consented to by the Representatives is hereinafter referred to as a “Permitted Free Writing Prospectus.”  The Company agrees that (i) it has treated and will treat, as the case may be, each Permitted Free Writing Prospectus as an Issuer Free Writing Prospectus, and (ii) has complied and will comply, as the case may be, with the requirements of Rules 164 and 433 of the Securities Act applicable to any Permitted Free Writing Prospectus, including in respect of timely filing with the Commission, legending and record keeping.  The Company consents to the use by any Underwriter of a free writing prospectus that (a) is not an “issuer free writing prospectus” as defined in Rule 433, and (b) contains only (i) information describing the preliminary terms of the Notes or their offering, (ii) information permitted by Rule 134 under the Securities Act or (iii) information that describes the final terms of the Notes or their offering and that is included in the Final Term Sheet of the Company contemplated in Section 3(f).

(h)                                 Notice of Inability to Use Automatic Shelf Registration Statement Form.  If at any time during the Prospectus Delivery Period, the Company receives from the Commission a notice pursuant to Rule 401(g)(2) or otherwise ceases to be eligible to use the automatic shelf registration statement form, the Company will (i) promptly notify the Representatives, (ii) promptly file a new registration statement or post-effective amendment on the proper form relating to the Notes, in a form satisfactory to the Representatives, (iii) use its best efforts to cause such registration statement or post-effective amendment to be declared effective and (iv) promptly notify the Representatives of such effectiveness.  The Company will take all other action necessary or appropriate to permit the public offering and sale of the Notes to continue as contemplated in the registration statement that was the subject of the Rule 401(g)(2) notice or for which the Company has otherwise become ineligible.  References herein to the Registration Statement shall include such new registration statement or post-effective amendment, as the case may be.

(i)                                     Renewal Deadline.  If immediately prior to the third anniversary (the “Renewal Deadline”) of the initial effective date of the Registration Statement, any of the Notes remain unsold by the Underwriters, the Company will, prior to the Renewal Deadline file, if it has not already done so and is eligible to do so, a new automatic shelf registration statement relating to the Notes, in a form satisfactory to the Representatives.  If the Company is no longer eligible to file an automatic shelf registration statement, the Company will, prior to the Renewal Deadline, if it has not already done so, file a new shelf registration statement relating to the Notes, in a form satisfactory to the Representatives, and will use its best efforts to cause such registration statement to be declared effective within 180 days after the Renewal Deadline.  The Company will take all other action necessary or appropriate to permit the public offering and sale of the Notes to continue as contemplated in the expired registration statement.  References herein to the Registration Statement shall include such new automatic shelf registration statement or such new shelf registration statement, as the case may be.

(j)                                    Filing Fees.  The Company agrees to pay the required Commission filing fees relating to the Notes within the time required by and in accordance with Rule 456(b)(1) and 457(r) of the Securities Act.

(k)                                 Blue Sky Compliance.  The Company will cooperate with the Representatives to qualify the Notes for offer and sale under the securities or Blue Sky laws of such jurisdictions as the Representatives shall reasonably request and will continue such qualifications in effect so long as required for the offering and resale of the Notes; provided that the Company shall not be required to (i) qualify as a foreign corporation or other entity or as a dealer in securities in any such jurisdiction where it would not otherwise be required to so qualify, (ii) file any general consent to service of process in any such jurisdiction or (iii) subject itself to taxation in any such jurisdiction if it is not otherwise so subject.

(l)                                     Earnings Statement.  The Company will make generally available to its security holders, as soon as it is practicable to do so, an earnings statement (which need not be audited) in reasonable detail, complying with the requirements of Section 11(a) of the Securities Act and the Rule 158 under the Securities Act.

(m)                             Clear Market. During the period from the date hereof through and including the Closing Date, the Company will not, without the prior written consent of the Representatives, offer, sell, contract to sell or otherwise dispose of any debt securities issued by the Company and having a tenor of more than one year.

(n)                                 Use of Proceeds.  The Company will apply the net proceeds from the sale of the Notes as described in the Preliminary Prospectus and the Prospectus under the heading “Use of Proceeds”.

(o)                                 DTC. The Company will assist the Underwriters in arranging for the Global Notes to be eligible for clearance and settlement through the Depositary.

(p)                                 No Stabilization.  The Company has not taken, in connection with the offering of the Notes, and will not take, directly or indirectly, any action designed to or that could reasonably be expected to cause or result in any stabilization or manipulation of the price of the Notes.

(q)                                 Filing of Exchange Act Documents.  The Company will file promptly all reports and any definitive proxy or information statements required to be filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act.

5.                                      Conditions of Underwriters’ Obligations.  The obligations of the several Underwriters to purchase Notes on the Closing Date as provided herein are subject to the performance by the Company of its respective covenants and other obligations hereunder and to the following additional conditions:

(a)                                 Representations and Warranties.  The representations and warranties of the Company contained herein shall be true and correct on the date hereof and on and as of the Closing Date; and the statements of the Company and its officers made in any certificates delivered pursuant to this Agreement shall be true and correct on and as of the Closing Date.

(b)                                 No Downgrade.  Subsequent to the Execution Time, (i) no downgrading shall have occurred in the rating accorded the Notes or any other debt securities or preferred stock issued by the Company by any “nationally recognized statistical rating organization” (as such term is defined in Section 3(a)(62) of the Exchange Act); and (ii) no such organization shall have publicly announced that it has under surveillance or review, or has changed its outlook with respect to, its rating of any debt securities or preferred stock issued by the Company (other than an announcement with positive implications of a possible upgrading).

(c)                                  No Material Adverse Change.  Subsequent to the Execution Time, no event or condition of a type described in Section 3(l) hereof shall have occurred or shall exist, which event or condition is not described in the Disclosure Package and the Prospectus (excluding any amendment or supplement thereto or any document filed with the Commission after the date hereof and incorporated by reference therein) and the effect of which in the judgment of the Representatives makes it impracticable or inadvisable to proceed with the offering, sale or delivery of the Notes on the terms and in the manner contemplated by this Agreement and the Disclosure Package and the Prospectus.

(d)           Officer’s Certificate.  The Representatives shall have received on and as of the Closing Date a certificate of an executive officer of the Company who has specific knowledge of the Company’s financial matters and is satisfactory to the Representatives (i) confirming that such officer has carefully reviewed the Disclosure Package and the Prospectus and, to the knowledge of such officer, the representations set forth in paragraphs (a) and (b) of Section 3 hereof are true and correct, (ii) confirming that the other representations and warranties of the Company in this Agreement are true and correct and that the Company has complied with all agreements and satisfied all conditions on its part to be performed or satisfied hereunder at or prior to the Closing Date, (iii) confirming that the Company has received no stop order suspending the effectiveness of the Registration Statement, and no proceedings for such purpose have been instituted or threatened by the Commission, (iv) confirming that the Company has not received from the Commission any notice pursuant to Rule 401(g)(2) of the Securities Act objecting to use of the automatic shelf registration statement form, and (v) to the effect set forth in paragraphs (a) through (c) above.

(e)           Comfort Letters.  (i) On the date of this Agreement and on the Closing Date, Ernst & Young LLP shall have furnished to the Representatives, at the request of the Company, letters, dated the respective dates of delivery thereof and addressed to the Underwriters, in form and substance reasonably satisfactory to the Representatives, containing statements and information of the type customarily included in accountants’ “comfort letters” to Underwriters with respect to the financial statements and certain financial information of the Company and Rice contained or incorporated by reference in the Registration Statement, the Preliminary Prospectus and the Prospectus; provided that the letter delivered on the Closing Date shall use a “cut-off” date no more than three business days prior to the Closing Date; (ii) on the date of this Agreement and on the Closing Date, KPMG LLP shall have furnished to the Representatives, at the request of the Company, letters, dated the respective dates of delivery thereof and addressed to the Underwriters, in form and substance reasonably satisfactory to the Representatives, containing statements and information of the type customarily included in accountants’ “comfort letters” to Underwriters with respect to the financial statements and certain financial information of Vantage contained or incorporated by reference in the Registration Statement, the Preliminary Prospectus and the Prospectus; provided that the letter delivered on the Closing Date shall use a “cut-off” date no more than three business days prior to the Closing Date and (iii) on the date of this Agreement and on the Closing Date, the Chief Accounting & Administrative Officer of Rice shall have furnished to the Representatives a written certificate, dated the respective dates of delivery thereof, in form and substance reasonably satisfactory to the Representatives, regarding certain financial information of Vantage contained or incorporated by reference in the Registration Statement, the Preliminary Prospectus and the Prospectus.

(f)            Opinions of Counsel for the Company.  Each of Wachtell, Lipton, Rosen & Katz and Reed Smith LLP, as counsel for the Company and at the request of the Company, and the General Counsel of the Company shall have furnished to the Representatives, their written opinions dated the Closing Date and addressed to the Underwriters, substantially in the forms attached as Exhibits B, C, D and E hereto.

(g)           Opinion of Counsel for the Underwriters.  The Representatives shall have received on and as of the Closing Date an opinion of Simpson Thacher & Bartlett LLP, counsel for the Underwriters, with respect to such matters as the Representatives may reasonably request, and such counsel shall have received such documents and information as they may reasonably request to enable them to pass upon such matters.

(h)           No Legal Impediment to Issuance.  No action shall have been taken and no statute, rule, regulation or order shall have been enacted, adopted or issued by any federal, state or foreign governmental or regulatory authority that would, as of the Closing Date, prevent the issuance or sale of the Notes and no injunction or order of any federal, state or foreign court shall have been issued that would, as of the Closing Date, prevent the issuance or sale of the Notes.

(i)            Good Standing.  The Representatives shall have received on and as of the Closing Date satisfactory evidence of the good standing of the Company, EQT Capital Corporation, EQT GP Holdings, LP, EQT Investments Holdings, LLC, EQT Midstream Partners, LP, EQT Production Company and EQT Gathering Holdings, LLC in their respective jurisdictions of organization and their good standing in such other jurisdictions as the Representatives may reasonably request, in each case in writing or any standard form of telecommunication, from the appropriate governmental authorities of such jurisdictions.

(j)            Effectiveness of Registration Statement.  The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued under the Securities Act and no proceedings for that purpose shall have been instituted or be pending or threatened by the Commission, any request on the part of the Commission for additional information shall have been complied with to the reasonable satisfaction of counsel to the Underwriters and the Company shall not have received from the Commission any notice pursuant to Rule 401(g)(2) of the Securities Act objecting to use of the automatic shelf registration statement form.  The Preliminary Prospectus and the Prospectus shall have been filed with the Commission in accordance with Rule 424(b) (or any required post-effective amendment providing such information shall have been filed and declared effective in accordance with the requirements of Rule 430A).

(k)           The Depositary.  The Notes shall be eligible for clearance and settlement through the Depositary, Clearstream Banking and the Euroclear System.

(l)            Reserve Letters.  (i) On the date of this Agreement, Ryder Scott Company, L.P. shall have furnished to the Representatives a reserve report confirmation letter, dated the date hereof and addressed to the Underwriters, in form and substance reasonably satisfactory to the Representatives, containing statements and information of the type customarily included in such letters to underwriters with respect to the reserve and other operational information of the Company contained or incorporated by reference in the Preliminary Prospectus, the Disclosure Package and the Prospectus and (ii) on the date of this Agreement, Netherland, Sewell and Associates, Inc. shall have furnished to the Representatives a reserve report confirmation letter, dated the date hereof and addressed to the Underwriters, in form and substance reasonably satisfactory to the Representatives, containing statements and information of the type customarily included in such letters to underwriters with respect to the reserve and other operational information of Rice contained or incorporated by reference in the Preliminary Prospectus, the Disclosure Package and the Prospectus.

(m)          Additional Documents.  On or prior to the Closing Date, the Company shall have furnished to the Representatives such further certificates and documents as the Representatives may reasonably request.

All opinions, letters, certificates and evidence mentioned above or elsewhere in this Agreement shall be deemed to be in compliance with the provisions hereof only if they are in form and substance reasonably satisfactory to counsel for the Underwriters.

6.             Indemnification and Contribution.

(a)           Indemnification of the Underwriters.  The Company agrees to indemnify and hold harmless each Underwriter, its affiliates, directors and officers and each person, if any, who controls any Underwriter within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, from and against any and all losses, claims, damages and liabilities (including, without limitation, legal fees and other expenses reasonably incurred in connection with any suit, action or proceeding or any claim asserted, as such fees and expenses are incurred), joint or several, that arise out of or are based upon (i) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, or any amendment thereto, or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading; or (ii) any untrue statement or alleged untrue statement of a material fact contained in any Company Additional Written Communication, any Issuer Free Writing Prospectus, the Preliminary Prospectus or the Prospectus (or any amendment or supplement thereto) or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except insofar as such losses, claims, damages or liabilities arise out of, or are based upon, any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with any information relating to any Underwriter furnished to the Company in writing by any Underwriter through the Representatives expressly for use in the Registration Statement, any Company Additional Written Communication, any Issuer Free Writing Prospectus, the Preliminary Prospectus or the Prospectus (or any amendment or supplement thereto), it being understood and agreed that the only information furnished by any Underwriter through the Representatives consists of the information described as such in Section 6(b) hereof.

(b)           Indemnification of the Company.  Each Underwriter agrees, severally and not jointly, to indemnify and hold harmless the Company and each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act to the same extent as the indemnity set forth in paragraph (a) above, but only with respect to any losses, claims, damages or liabilities that arise out of, or are based upon, any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with any information relating to such Underwriter furnished to the Company in writing by any Underwriter through the Representatives expressly for use in the Registration Statement, any Company Additional Written Communication, any Issuer Free Writing Prospectus, the Preliminary Prospectus or the Prospectus (or any amendment or supplement thereto), it being understood and agreed that the only such information consists of the following information in the Preliminary Prospectus and the Prospectus: the third paragraph under the caption “Underwriting” in the Prospectus, the third sentence of the seventh paragraph under the caption “Underwriting” in the Prospectus and the eighth and ninth paragraphs under the caption “Underwriting” in the Prospectus.

(c)           Notice and Procedures.  If any suit, action, proceeding (including any governmental or regulatory investigation), claim or demand shall be brought or asserted against any person in respect of which indemnification may be sought pursuant to either paragraph (a) or (b) above, such person (the “Indemnified Person”) shall promptly notify the person against whom such indemnification may be sought (the “Indemnifying Person”) in writing; provided that the failure to notify the Indemnifying Person shall not relieve it from any liability that it may have under this Section 6 except to the extent that it has been materially prejudiced (through the forfeiture of substantive rights or defenses) by such failure; and provided, further, that the failure to notify the Indemnifying Person shall not relieve it from any liability that it may have to an Indemnified Person otherwise than under this Section 6.  If any such proceeding shall be brought or asserted against an Indemnified Person and it shall have notified the Indemnifying Person thereof, the Indemnifying Person shall retain counsel reasonably satisfactory to the Indemnified Person to represent the Indemnified Person and any others entitled to indemnification pursuant to this Section 6 that the Indemnifying Person may designate in such proceeding and shall pay the fees and expenses of such counsel related to such proceeding, as incurred.  In any such proceeding, any Indemnified Person shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Person unless (i) the Indemnifying Person and the Indemnified Person shall have mutually agreed to the contrary; (ii) the Indemnifying Person has failed within a reasonable time to retain counsel reasonably satisfactory to the Indemnified Person; (iii) the Indemnified Person shall have reasonably concluded that there may be legal defenses available to it that are different from or in addition to those available to the Indemnifying Person; or (iv) the named parties in any such proceeding (including any impleaded parties) include both the Indemnifying Person and the Indemnified Person and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them.  It is understood and agreed that the Indemnifying Person shall not, in connection with any proceeding or related proceeding in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for all Indemnified Persons, and that all such fees and expenses shall be reimbursed as they are incurred.  Any such separate firm for any Underwriter, its affiliates, directors and officers and any control persons of such Underwriter shall be designated in writing by the Representatives and any such separate firm for the Company and any control persons of the Company shall be designated in writing by the Company.  The Indemnifying Person shall not be liable for any settlement of any proceeding effected without its written consent (which consent shall not be unreasonably withheld), but if settled with such consent or if there be a final judgment for the plaintiff, the Indemnifying Person agrees to indemnify each Indemnified Person from and against any loss or liability by reason of such settlement or judgment.  Notwithstanding the foregoing sentence, if at any time an Indemnified Person shall have requested that an Indemnifying Person reimburse the Indemnified Person for fees and expenses of counsel as contemplated by this paragraph, the Indemnifying Person shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 30 days after receipt by the Indemnifying Person of such request and (ii) the Indemnifying Person shall not have reimbursed the Indemnified Person in accordance with such request prior to the date of such settlement.  No Indemnifying Person shall, without the written consent of the Indemnified Person (which consent shall not be unreasonably withheld), effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Person is or could have been a party and indemnification could have been sought hereunder by such Indemnified Person, unless such settlement (x) includes an unconditional release of such Indemnified Person, in form and substance reasonably satisfactory to such Indemnified Person, from all liability on claims that are the subject matter of such proceeding and (y) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnified Person.

(d)           Contribution.  If the indemnification provided for in paragraphs (a) and (b) above is unavailable to an Indemnified Person or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then each Indemnifying Person under such paragraph, in lieu of indemnifying such Indemnified Person thereunder, shall contribute to the amount paid or payable by such Indemnified Person as a result of such losses, claims, damages or liabilities (i) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Underwriters on the other from the offering of the Notes or (ii) if the allocation provided by clause (i) is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) but also the relative fault of the Company on the one hand and the Underwriters on the other in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations.  The relative benefits received by the Company on the one hand and the Underwriters on the other shall be deemed to be in the same respective proportions as the net proceeds (before deducting expenses) received by the Company from the sale of the Notes and the total discounts and commissions received by the Underwriters in connection therewith, as provided in this Agreement, bear to the aggregate offering price of the Notes.  The relative fault of the Company on the one hand and the Underwriters on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or by the Underwriters and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

(e)           Limitation on Liability.  The Company and the Underwriters agree that it would not be just and equitable if contribution pursuant to this Section 6 were determined by pro rata allocation (even if the Underwriters were treated as one entity for such purpose) or by any other method of allocation that does not take account of the equitable considerations referred to in paragraph (d) above.  The amount paid or payable by an Indemnified Person as a result of the losses, claims, damages and liabilities referred to in paragraph (d) above shall be deemed to include, subject to the limitations set forth above, any legal or other expenses incurred by such Indemnified Person in connection with any such action or claim.  Notwithstanding the provisions of this Section 6, in no event shall an Underwriter be required to contribute any amount in excess of the amount by which the total discounts and commissions received by such Underwriter with respect to the offering of the Notes exceeds the amount of any damages that such Underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission.  No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.  The Underwriters’ obligations to contribute pursuant to this Section 6 are several in proportion to their respective purchase obligations hereunder and not joint.

(f)            Non-Exclusive Remedies.  The remedies provided for in this Section 6 are not exclusive and shall not limit any rights or remedies that may otherwise be available to any Indemnified Person at law or in equity.

7.             Termination.  This Agreement may be terminated in the absolute discretion of the Representatives, by notice to the Company, if after the Execution Time and prior to the Closing Date (i) trading generally shall have been suspended or materially limited on the New York Stock Exchange or the over-the-counter market; (ii) trading of any securities issued or guaranteed by the Company shall have been suspended on any exchange or in any over-the-counter market; (iii) there shall have occurred a material disruption of securities settlement or clearance services; (iv) a general moratorium on commercial banking activities shall have been declared by federal or New York State authorities; or (v) there shall have occurred any outbreak or escalation of hostilities or any change in financial markets or any calamity or crisis, either within or outside the United States, that, in the judgment of the Representatives, is material and adverse and makes it impracticable or inadvisable to proceed with the offering, sale or delivery of the Notes on the terms and in the manner contemplated by this Agreement and the Disclosure Package and the Prospectus.

8.             Defaulting Underwriter.

(a)           If, on the Closing Date, any Underwriter defaults on its obligation to purchase the Notes that it has agreed to purchase hereunder, the non-defaulting Underwriters may in their discretion arrange for the purchase of such Notes by other persons satisfactory to the Company on the terms contained in this Agreement.  If, within 36 hours after any such default by any Underwriter, the non-defaulting Underwriters do not arrange for the purchase of such Notes, then the Company shall be entitled to a further period of 36 hours within which to procure other persons satisfactory to the non-defaulting Underwriters to purchase such Notes on such terms.  If other persons become obligated or agree to purchase the Notes of a defaulting Underwriter, either the non-defaulting Underwriters or the Company may postpone the Closing Date for up to five full business days in order to effect any changes that in the opinion of counsel for the Company or counsel for the Underwriters may be necessary in the Registration Statement, any Issuer Free Writing Prospectus, the Preliminary Prospectus or the Prospectus or in any other document or arrangement, and the Company agrees to promptly prepare any amendment or supplement to the Registration Statement, any Issuer Free Writing Prospectus, the Preliminary Prospectus or the Prospectus that effects any such changes.  As used in this Agreement, the term “Underwriter” includes, for all purposes of this Agreement unless the context otherwise requires, any person not listed in Schedule 1 hereto that, pursuant to this Section 8, purchases Notes that a defaulting Underwriter agreed but failed to purchase.

(b)           If, after giving effect to any arrangements for the purchase of the Notes of a defaulting Underwriter or Underwriters by the non-defaulting Underwriters and the Company as provided in paragraph (a) above, the aggregate principal amount of such Notes that remains unpurchased does not exceed one-eleventh of the aggregate principal amount of all the Notes, then the Company shall have the right to require each non-defaulting Underwriter to purchase the principal amount of Notes that such Underwriter agreed to purchase hereunder plus such Underwriter’s pro rata share (based on the principal amount of Notes that such Underwriter agreed to purchase hereunder) of the Notes of such defaulting Underwriter or Underwriters for which such arrangements have not been made.

(c)           If, after giving effect to any arrangements for the purchase of the Notes of a defaulting Underwriter or Underwriters by the non-defaulting Underwriters and the Company as provided in paragraph (a) above, the aggregate principal amount of such Notes that remains unpurchased exceeds one-eleventh of the aggregate principal amount of all the Notes, or if the Company shall not exercise the right described in paragraph (b) above, then this Agreement shall terminate without liability on the part of the non-defaulting Underwriters.  Any termination of this Agreement pursuant to this Section 8 shall be without liability on the part of the Company, except that the Company will continue to be liable for the payment of expenses as set forth in Section 9 hereof and except that the provisions of Section 6 hereof shall not terminate and shall remain in effect.

(d)           Nothing contained herein shall relieve a defaulting Underwriter of any liability it may have to the Company or any non-defaulting Underwriter for damages caused by its default.

9.             Payment of Expenses.

(a)           Whether or not the transactions contemplated by this Agreement are consummated or this Agreement is terminated, the Company agrees to pay or cause to be paid all costs and expenses incident to the performance of its obligations hereunder, including without limitation, (i) the costs incident to the authorization, issuance, sale, preparation and delivery of the Notes and any taxes payable in that connection; (ii) the costs incident to the preparation, printing and filing of the Registration Statement (including financial statements, exhibits, schedules, consents and certificates of experts), each Issuer Free Writing Prospectus, the Preliminary Prospectus and the Prospectus, and all amendments and supplements thereto, and the distribution thereof; (iii) the costs of reproducing and distributing each of the documents relating to this offering; (iv) the fees and expenses of the Company’s counsel and independent accountants; (v) the fees and expenses incurred in connection with the registration or qualification and determination of eligibility for investment of the Notes under the laws of such jurisdictions as the Representatives may designate and the preparation, printing and distribution of a Blue Sky Survey (including the related fees and expenses of counsel for the Underwriters); (vi) any fees charged by rating agencies for rating the Notes; (vii) the fees and expenses of the Trustee and any paying agent (including related fees and expenses of any counsel to such parties); (viii) the filing fees and expenses (including up to $20,000 of legal fees and disbursements) incident to securing any required review by the Financial Industry Regulatory Authority of the terms of the sale of the Notes; (ix) all expenses and application fees incurred in connection with the approval of the Notes for book-entry transfer by DTC; (x) all expenses incurred by the Company in connection with any “road show” presentation to potential investors and (xi) all other fees, costs and expenses referred to in Item 14 of Part II of the Registration Statement.

(b)           If (i) this Agreement is terminated pursuant to Section 7 prior to the Closing Date, (ii) the Company for any reason fails to tender the Notes for delivery to the Underwriters on the Closing Date or (iii) the Underwriters decline to purchase the Notes for any reason permitted under this Agreement on the Closing Date, the Company agrees to reimburse the Underwriters for all out-of-pocket costs and expenses (including the reasonable fees and expenses of their counsel) reasonably incurred by the Underwriters in connection with this Agreement and the offering contemplated hereby.  Otherwise, the Underwriters shall pay their own expenses, including the fees and expenses of their counsel.

10.          Persons Entitled to Benefit of Agreement.  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and any controlling persons referred to herein, and the affiliates, officers and directors of each Underwriter referred to in Section 6 hereof.  Nothing in this Agreement is intended or shall be construed to give any other person any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.  No purchaser of Notes from any Underwriter shall be deemed to be a successor merely by reason of such purchase.

11.          Survival.  The respective indemnities, rights of contribution, representations, warranties and agreements of the Company and the Underwriters contained in this Agreement or made by or on behalf of the Company or the Underwriters pursuant to this Agreement or any certificate delivered pursuant hereto shall survive the delivery of and payment for the Notes and shall remain in full force and effect, regardless of any termination of this Agreement or any investigation made by or on behalf of the Company or the Underwriters.

12.          Certain Defined Terms.  For purposes of this Agreement, (a) except where otherwise expressly provided, the term “affiliate” has the meaning set forth in Rule 405 under the Securities Act; (b) the term “business day” means any day other than a day on which banks are permitted or required to be closed in New York City; and (c) the term “subsidiary” has the meaning set forth in Rule 405 under the Securities Act; for the avoidance of doubt, “subsidiary” does not include Mountain Valley Pipeline, LLC.

13.          Miscellaneous.  (a)              Authority of the Representatives.  Any action by the Underwriters hereunder may be taken by the Representatives on behalf of the Underwriters, and any such action taken by the Representatives shall be binding upon the Underwriters.

(b)           Notices.  All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if mailed or transmitted and confirmed by any standard form of telecommunication.  Notices to the Underwriters shall be given to the Representatives, c/o Citigroup Global Markets Inc., 388 Greenwich Street, New York, New York 10013, Attention: General Counsel (Fax: 646-291-1469); Deutsche Bank Securities Inc., 60 Wall Street, New York, New York 10005, Attention: Debt Capital Markets Syndicate Desk (Fax: 212-469-7875), with a copy to General Counsel (Fax: 212-797-4561); Merrill Lynch, Pierce, Fenner & Smith Incorporated, 50 Rockefeller Plaza, NY1-050-12-01, New York, New York 10020, Attention: High Grade Debt Capital Markets Transaction Management/Legal (Fax: 212-901-7881) and Wells Fargo Securities, LLC, 550 South Tryon Street, 5th Floor, Charlotte, North Carolina 28202, Attention: Transaction Management (Fax: 704-410-0326).  Notices to the Company shall be given to EQT Corporation, EQT Plaza, 625 Liberty Avenue, Suite 1700, Pittsburgh, Pennsylvania 15222 (Fax: 412-553-5970); Attention: Lewis B. Gardner, General Counsel and Vice President, External Affairs.

(c)           Governing Law.  This Agreement and any claim, controversy or dispute arising under or related to this Agreement shall be governed by and construed in accordance with the laws of the State of New York.

(d)           Waiver of Jury Trial.  The Company hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

(e)           Entire Agreement and Counterparts.  This Agreement constitutes the entire agreement of the parties to this Agreement and supersedes all prior written or oral and all contemporaneous oral agreements, understandings and negotiations with respect to the subject matter hereof.  This Agreement may be signed in counterparts (which may include counterparts delivered by any standard form of telecommunication), each of which shall be an original and all of which together shall constitute one and the same instrument.

(f)            Amendments or Waivers.  No amendment or waiver of any provision of this Agreement, nor any consent or approval to any departure therefrom, shall in any event be effective unless the same shall be in writing and signed by the parties hereto.

(g)           Headings.  The headings herein are included for convenience of reference only and are not intended to be part of, or to affect the meaning or interpretation of, this Agreement.

(h)           Partial Unenforceability.  The invalidity or unenforceability of any Section, paragraph or provision of this Agreement shall not affect the validity or enforceability of any other Section, paragraph or provision hereof.  If any Section, paragraph or provision of this Agreement is for any reason determined to be invalid or unenforceable, there shall be deemed to be made such minor changes (and only such minor changes) as are necessary to make it valid and enforceable.

[Signature Page Follows]

If the foregoing is in accordance with your understanding, please indicate your acceptance of this Agreement by signing in the space provided below.

Very truly yours,

EQT CORPORATION

By:	/s/ Robert J. McNally
Name: Robert J. McNally
Title: Senior Vice President and Chief Financial Officer

Accepted as of the date first above written:

CITIGROUP GLOBAL MARKETS INC.

DEUTSCHE BANK SECURITIES INC.

MERRILL LYNCH, PIERCE, FENNER & SMITH

                              INCORPORATED

WELLS FARGO SECURITIES, LLC

For themselves and on behalf of the

several Underwriters listed

in Schedule 1 hereto.

CITIGROUP GLOBAL MARKETS INC.

By:	/s/ Brian Bednarski
Name: Brian Bednarski
Title: Managing Director

DEUTSCHE BANK SECURITIES INC.

By:	/s/ Thomas Short
Name: Thomas Short
Title: Director/ Debt Syndicate

By:	/s/ Ben-Zion Smilchensky
Name: Ben-Zion Smilchensky
Title: Managing Director

MERRILL LYNCH, PIERCE, FENNER & SMITH

                              INCORPORATED

By:	/s/ Keith Harman
Name: Keith Harman
Title: Managing Director

WELLS FARGO SECURITIES, LLC

By:	/s/ Carolyn Hurley
Name: Carolyn Hurley
Title: Director

SCHEDULE 1

Underwriter	Principal Amount of Floating Rate Notes	Principal Amount of 2020 Notes	Principal Amount of 2022 Notes	Principal Amount of 2027 Notes
Citigroup Global Markets Inc.	$105,500,000	$105,500,000	$158,250,000	$263,750,000
Deutsche Bank Securities Inc.	53,000,000	53,000,000	79,500,000	132,500,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	53,000,000	53,000,000	79,500,000	132,500,000
Wells Fargo Securities, LLC	53,000,000	53,000,000	79,500,000	132,500,000
Credit Suisse Securities (USA) LLC	30,000,000	30,000,000	45,000,000	75,000,000
Goldman Sachs & Co. LLC	30,000,000	30,000,000	45,000,000	75,000,000
J.P. Morgan Securities LLC	30,000,000	30,000,000	45,000,000	75,000,000
MUFG Securities Americas Inc.	30,000,000	30,000,000	45,000,000	75,000,000
PNC Capital Markets LLC	30,000,000	30,000,000	45,000,000	75,000,000
RBC Capital Markets, LLC	30,000,000	30,000,000	45,000,000	75,000,000
BNP Paribas Securities Corp.	13,500,000	13,500,000	20,250,000	33,750,000
Scotia Capital (USA) Inc.	13,500,000	13,500,000	20,250,000	33,750,000
U.S. Bancorp Investments, Inc.	13,500,000	13,500,000	20,250,000	33,750,000
BNY Mellon Capital Markets, LLC	5,000,000	5,000,000	7,500,000	12,500,000
CIBC World Markets Corp.	5,000,000	5,000,000	7,500,000	12,500,000
The Huntington Investment Company	5,000,000	5,000,000	7,500,000	12,500,000
Total	$500,000,000	$500,000,000	$750,000,000	$1,250,000,000

ANNEX I

Issuer Free Writing Prospectuses

Final Term Sheet dated September 27, 2017

ANNEX II

Company Additional Written Communications

Fixed Income Investor Presentation of the Company dated September 25, 2017

EXHIBIT A

EQT CORPORATION

$3,000,000,000

$500,000,000 Floating Rate Notes due 2020

$500,000,000 2.500% Senior Notes due 2020

$750,000,000 3.000% Senior Notes due 2022

$1,250,000,000 3.900% Senior Notes due 2027

Final Term Sheet

September 27, 2017

The information in this final term sheet should be read together with the preliminary prospectus supplement dated September 27, 2017 relating to this offering (the “Preliminary Prospectus Supplement”) and the base prospectus dated October 14, 2016 (the “Base Prospectus”), including the documents incorporated by reference therein. The information in this final term sheet supplements the Preliminary Prospectus Supplement and updates and supersedes the information in the Preliminary Prospectus Supplement to the extent it is inconsistent with the information in the Preliminary Prospectus Supplement. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Preliminary Prospectus Supplement.

2.500% Senior Notes due 2020

3.000% Senior Notes due 2022

3.900% Senior Notes due 2027

Issuer:	EQT Corporation

Offering Format:	SEC Registered

Principal Amounts:	$500,000,000 2.500% Senior Notes due 2020 (the “2020 Notes”)

$750,000,000 3.000% Senior Notes due 2022 (the “2022 Notes”)

$1,250,000,000 3.900% Senior Notes due 2027 (the “2027 Notes”)

Maturity Date:	October 1, 2020 for the 2020 Notes

October 1, 2022 for the 2022 Notes

October 1, 2027 for the 2027 Notes

Coupon (Interest Rate):	2.500% for the 2020 Notes

3.000% for the 2022 Notes

3.900% for the 2027 Notes

Benchmark U.S. Treasury:	1.375% due September 15, 2020 for the 2020 Notes

1.625% due August 31, 2022 for the 2022 Notes

2.250% due August 15, 2027 for the 2027 Notes

Benchmark U.S. Treasury Price and Yield:	99-11; 1.603% for the 2020 Notes

98-21¾; 1.907% for the 2022 Notes

99-15; 2.310% for the 2027 Notes

Spread to Benchmark U.S. Treasury:	+90 basis points for the 2020 Notes

+115 basis points for the 2022 Notes

+160 basis points for the 2027 Notes

Yield to Maturity:	2.503% for the 2020 Notes

3.057% for the 2022 Notes

3.910% for the 2027 Notes

Price to Public:	99.992% for the 2020 Notes

99.738% for the 2022 Notes

99.918% for the 2027 Notes

Interest Payment Dates:	Semi-annually on April 1 and on October 1, commencing on April 1, 2018

Record Dates:	March 15 and September 15

Special Mandatory Redemption Provision:

If (x) the consummation of the Rice Merger does not occur on or before May 19, 2018 or (y) EQT notifies the Trustee that EQT will not pursue the consummation of the Rice Merger, EQT will be required to redeem the 2020 Notes, the Floating

Rate Notes and the 2027 Notes (but not the 2022 Notes) then outstanding at a redemption price equal to 101% of the principal amount of the notes to be redeemed plus accrued and unpaid interest to, but excluding, the Special Mandatory Redemption Date. See “Description of Notes—Special Mandatory Redemption” in the Preliminary Prospectus Supplement.

The 2022 Notes will not be subject to this Special Mandatory Redemption provision.

Make Whole Redemption Provision:	At any time prior to September 1, 2020 at a discount rate of U.S. Treasury plus 15 basis points for the 2020 Notes

At any time prior to September 1, 2022 at a discount rate of U.S. Treasury plus 20 basis points for the 2022 Notes

At any time prior to July 1, 2027 at a discount rate of U.S. Treasury plus 25 basis points for the 2027 Notes

Par Redemption Provision:	At any time on or after September 1, 2020 (one month prior to the maturity date of the 2020 Notes) for the 2020 Notes

At any time on or after September 1, 2022 (one month prior to the maturity date of the 2022 Notes) for the 2022 Notes

At any time on or after July 1, 2027 (three months prior to the maturity date of the 2027 Notes) for the 2027 Notes

Trade Date:	September 27, 2017

Settlement Date:	October 4, 2017 (T+5)

Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of pricing or the next two business days will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade notes on the date of pricing or the next two business days should consult their own advisors.

Use of Proceeds:

EQT expects to use the net proceeds from the sale of the notes, together with cash on hand and borrowings under EQT’s revolving credit facility, to fund the cash consideration payable by us for the Rice Merger, to pay expenses related to the Rice Merger and the other transactions contemplated by the Rice Merger Agreement (including the Rice Refinancings) and for general corporate purposes (which may include redeeming or repaying at maturity all or a portion of EQT’s senior notes and medium term notes due in 2018).

If the Special Mandatory Redemption provision is triggered, EQT will be required to redeem the 2020 Notes, the Floating Rate Notes and the 2027 Notes (but not the 2022 Notes) then outstanding at a redemption price equal to 101% of the principal amount of the notes to be redeemed plus accrued and unpaid interest to, but excluding, the Special Mandatory Redemption Date. In the event the Special Mandatory Redemption provision is triggered, EQT will not be required to redeem the 2022 Notes.

Ratings*:	Baa3/BBB/BBB- (stable/negative/stable) (Moody’s/S&P/Fitch)

CUSIP/ISIN:	26884L AC3 / US26884LAC37 for the 2020 Notes

26884L AE9 / US26884LAE92 for the 2022 Notes

26884L AF6 / US26884LAF67 for the 2027 Notes

Joint Book-Running Managers:

Citigroup Global Markets Inc.
Deutsche Bank Securities Inc.
Merrill Lynch, Pierce, Fenner & Smith

                     Incorporated

Wells Fargo Securities, LLC
Credit Suisse Securities (USA) LLC
Goldman Sachs & Co. LLC
J.P. Morgan Securities LLC
MUFG Securities Americas Inc.
PNC Capital Markets LLC

RBC Capital Markets, LLC

Senior Co-Managers:	BNP Paribas Securities Corp. Scotia Capital (USA) Inc. U.S. Bancorp Investments, Inc.

Co-Managers:	BNY Mellon Capital Markets, LLC CIBC World Markets Corp. The Huntington Investment Company

Floating Rate Notes due 2020

Issuer:	EQT Corporation

Offering Format:	SEC Registered

Principal Amount:	$500,000,000 Floating Rate Notes due 2020 (the “Floating Rate Notes”)

Maturity Date:	October 1, 2020

Coupon:	3-month LIBOR equivalent plus 77 bps, reset quarterly

Interest Rate Index:	3-month LIBOR equivalent

Interest Payment and Reset Dates:	Quarterly on January 1, April 1, July 1 and October 1 of each year, beginning on January 2, 2018 (the next succeeding business day after January 1, 2018)

Record Dates:	March 15, June 15, September 15 and December 15

Price to Public:	100.000% of principal amount

LIBOR Determination Date:	Quarterly, on second London business day prior to applicable Interest Payment Date, except that the initial LIBOR Determination Date will be October 2, 2017

Day Count Convention:	Actual/360

Special Mandatory Redemption Provision:

If (x) the consummation of the Rice Merger does not occur on or before May 19, 2018 or (y) EQT notifies the Trustee that EQT will not pursue the consummation of the Rice Merger, EQT will be required to redeem the 2020 Notes, the Floating Rate Notes and the 2027 Notes (but not the 2022 Notes) then outstanding at a redemption price equal to 101% of the principal amount of the notes to be redeemed plus accrued and unpaid interest to, but excluding, the Special Mandatory Redemption Date.

The 2022 Notes will not be subject to this Special Mandatory Redemption provision.

Optional Redemption:

The Issuer may elect to redeem all of the Floating Rate Notes beginning on the first business day after the date that is one year following the date of issuance of the Floating Rate Notes pursuant to this offering and at any time thereafter, upon 15 days’ notice, at a price equal to the principal amount of Floating Rate Notes redeemed plus accrued but unpaid interest to but not including, the redemption date.

Trade Date:	September 27, 2017

Settlement Date:	October 4, 2017 (T+5)

Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of pricing or the next two business days will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade notes on the date of pricing or the next two business days should consult their own advisors.

Use of Proceeds:

EQT expects to use the net proceeds from the sale of the notes, together with cash on hand and borrowings under EQT’s revolving credit facility, to fund the cash consideration payable by us for the Rice Merger, to pay expenses related to the Rice Merger and the other transactions contemplated by the Rice Merger Agreement (including the Rice Refinancings)

and for general corporate purposes (which may include redeeming or repaying at maturity all or a portion of EQT’s senior notes and medium term notes due in 2018).

Ratings*:	Baa3/BBB/BBB- (stable/negative/stable) (Moody’s/S&P/Fitch)

CUSIP/ISIN:	26884L AD1 / US26884LAD10

Joint Book-Running Managers:

Citigroup Global Markets Inc.
Deutsche Bank Securities Inc.
Merrill Lynch, Pierce, Fenner & Smith

                     Incorporated
Wells Fargo Securities, LLC
Credit Suisse Securities (USA) LLC
Goldman Sachs & Co. LLC
J.P. Morgan Securities LLC
MUFG Securities Americas Inc.
PNC Capital Markets LLC
RBC Capital Markets, LLC

Senior Co-Managers:	BNP Paribas Securities Corp. Scotia Capital (USA) Inc. U.S. Bancorp Investments, Inc.

Co-Managers:	BNY Mellon Capital Markets, LLC CIBC World Markets Corp. The Huntington Investment Company

*Note:  A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Changes from the Preliminary Prospectus Supplement

EQT Corporation will issue and sell an additional series of notes, the Floating Rate Notes, on the terms described herein. Other information presented in the Preliminary Prospectus Supplement is deemed to have changed to the extent affected by the changes described below.

Description of Floating Rate Notes:

The stated maturity of principal for the Floating Rate Notes will be October 1, 2020.

The Floating Rate Notes will bear interest at a floating rate of interest, reset quarterly, from the date of original issuance or from the most recent Interest Payment Date (as defined below) to which interest has been paid or provided for.

The per annum interest rate on the Floating Rate Notes for the period from the issue date to but not including the first Interest Payment Date (as defined below) will be equal to LIBOR on October 2, 2017, plus 77 basis points (such rate, the “Initial Interest Rate”). Following the initial Interest Period, the per annum interest rate on the Floating Rate Notes for each subsequent Interest Period will be equal to LIBOR as determined on the related LIBOR Determination Date, plus 77 basis points. The interest rate applicable to any day in a given Interest Period will be either the Initial Interest Rate or the interest rate as reset on the immediately preceding Interest Payment Date.

Interest is payable on the Floating Rate Notes quarterly in arrears on January 1, April 1, July 1 and October 1 of each year (each, an “Interest Payment Date”). The initial Interest Payment Date will be January 2, 2018 (the next succeeding business day after January 1, 2018). The amount of interest for each day that the Floating Rate Notes are outstanding (the “Daily Interest Amount”) will be calculated by dividing the interest rate in effect for such day by 360 and multiplying the result by the principal amount of the Floating Rate Notes outstanding on such day. The amount of interest to be paid on the Floating Rate Notes for each Interest Period will be calculated by adding such Daily Interest Amounts for each day in such Interest Period.

If any Interest Payment Date, other than the maturity date of the Floating Rate Notes, falls on a day that is not a Business Day, the Interest Payment Date will be postponed to the next day that is a Business Day. If the maturity date of the Floating Rate Notes falls on a day that is not a Business Day, the payment of interest and principal will be made on the next succeeding Business Day, and no interest on such payment will accrue for the period from and after the maturity date. If any such Interest Payment Date (other than the maturity date) is postponed as described above, the amount of interest for the relevant Interest Period will be adjusted accordingly.

The interest payable on the Floating Rate Notes on any Interest Payment Date will be paid to the person in whose name the Floating Rate Notes are registered at the close of business on December 15, March 15, June 15 and September 15, as the case may be, immediately preceding the applicable Interest Payment Date; however, interest payable at maturity will be paid to the person to whom principal is payable.

All percentages resulting from any of the above calculations will be rounded, if necessary, to the nearest one hundred thousandth of a percentage point, with five one-millionths of a percentage point being rounded upwards (e.g., 9.876545% (or .09876545) being rounded to 9.87655% (or .0987655)) and all dollar amounts used in or resulting from such calculations will be rounded to the nearest cent (with one-half cent being rounded upwards).

Notwithstanding the foregoing, the interest rate on a series of Floating Rate Notes will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States law of general application. In addition, the interest rate on the Floating Rate Notes will in no event be lower than zero.

The Trustee initially will act as the Calculation Agent in respect of the Floating Rate Notes. EQT may change the Calculation Agent without prior notice to or consent of the holders of the Floating Rate Notes. Any agreement between EQT and any calculation agent may provide that no amendment to the provisions of the Floating Rate Notes or the indenture relating to the duties or obligations of such calculation agent may become effective as against such calculation agent without the prior written consent of such calculation agent. The Calculation Agent will, upon the written request of any holder of Floating Rate Notes, provide the interest rate then in effect with respect to the Floating Rate Notes. All calculations made by the Calculation Agent in the absence of manifest error will be conclusive for all purposes and binding on EQT and the holders of the Floating Rate Notes.

Set forth below is a summary of certain of the defined terms used for purposes of determining the interest rate payable on the Floating Rate Notes.

“Designated LIBOR Page” shall be Bloomberg L.P. page “BBAM” or such other page as may replace Bloomberg L.P. page “BBAM” on that service or any successor service for the purpose of displaying London interbank offered rates for U.S. dollar deposits of major banks.

“Interest Period” means the period from, and including, an Interest Payment Date to, but excluding, the next succeeding Interest Payment Date, except for the initial Interest Period, which will be the period from, and including, the original issue date of the Floating Rate Notes to, but excluding, the Interest Payment Date occurring on January 2, 2018 (the next succeeding business day after January 1, 2018).

“LIBOR” means, with respect to an Interest Period, the rate (expressed as a percentage per annum) for deposits in U.S. dollars for a three-month period beginning on the second London Banking Day after the applicable LIBOR Determination Date that appears on the Designated LIBOR Page as of 11:00 a.m., London time, on such LIBOR Determination Date. If the Designated LIBOR Page does not include such a rate or is unavailable on a LIBOR Determination Date, the Calculation Agent will request the principal London office of each of four major banks in the London interbank market, as selected by EQT, to provide such bank’s offered quotation (expressed as a percentage per annum), as of approximately 11:00 a.m., London time, on such LIBOR Determination Date, to prime banks in the London interbank market for deposits in a Representative Amount of U.S. dollars for a three-month period beginning on the second London Banking Day after such LIBOR Determination Date. If at least two such offered quotations are so provided, the LIBOR rate for the Interest Period will be the arithmetic mean of such quotations. If fewer than two such quotations are so provided, the Calculation Agent will request each of three major banks in New York City, as selected by EQT, to provide such bank’s rate (expressed as a percentage per annum), as of approximately 11:00 a.m., New York City time, on such LIBOR Determination Date, for loans in a Representative Amount in U.S. dollars to leading European banks for a three-month period beginning on the second London Banking Day after such LIBOR Determination Date. If at least two such rates are so provided, the LIBOR rate for the Interest Period will be the arithmetic mean of such rates. If fewer than two such rates are so provided, then the LIBOR rate for the Interest Period will be the rate in effect with respect to the immediately preceding Interest Period.

“LIBOR Determination Date” means, with respect to an Interest Period, the London Banking Day that is two London Banking Days prior to the first day of such Interest Period.

“London Banking Day” is any day on which dealings in U.S. dollars are transacted or, with respect to any future date, are expected to be transacted in the London interbank market.

“Representative Amount” means a principal amount of not less than $1,000,000 for a single transaction in the relevant market at the relevant time.

In addition to the risk factors set forth in the Preliminary Prospectus Supplement, the following risk factors relate to the Floating Rate Notes:

The amount of interest payable on the Floating Rate Notes is set only once per Interest Period based on the three-month U.S. dollar LIBOR on the applicable LIBOR Determination Date, which rate may fluctuate substantially.

In the past, the level of the three-month U.S. dollar LIBOR has experienced significant fluctuations. You should note that historical levels, fluctuations and trends of the three-month U.S. dollar LIBOR are not necessarily indicative of future levels. Any historical upward or downward trend in the three-month U.S. dollar LIBOR is not an indication that the three-month U.S. dollar LIBOR is more or less likely to increase or decrease at any time, and you should not take the historical levels of the three-month U.S. dollar LIBOR as an indication of its future performance. You should further note that although the actual three-month U.S. dollar LIBOR on an interest payment date or at other times during an Interest Period (as defined herein) may be higher than the three-month U.S. dollar LIBOR on the applicable LIBOR Determination Date, you will not benefit from the three-month U.S. dollar LIBOR at any time other than on the LIBOR Determination Date for such period. As a result, changes in the three-month U.S. dollar LIBOR may not result in a comparable change in the market value of the Floating Rate Notes.

Uncertainty relating to the LIBOR calculation process and potential phasing out of LIBOR after 2021 may adversely affect the value of the Floating Rate Notes.

Regulators and law enforcement agencies in the United Kingdom and elsewhere are conducting civil and criminal investigations into whether the banks that contribute to the British Bankers’ Association (the BBA) in connection with the calculation of daily LIBOR may have been under-reporting or otherwise manipulating or attempting to manipulate LIBOR. A number of BBA member banks have entered into settlements with their regulators and law enforcement agencies with respect to this alleged manipulation of LIBOR.

Actions by the BBA, regulators or law enforcement agencies may result in changes to the manner in which LIBOR is determined or the establishment of alternative reference rates. For example, on July 27, 2017, the U.K. Financial Conduct Authority announced that it intends to stop persuading or compelling banks to submit LIBOR rates after 2021. At this time, it is not possible to predict the effect of any such changes, any establishment of alternative reference rates or any other reforms to LIBOR that may be enacted in the United Kingdom or elsewhere.

Uncertainty as to the nature of such potential changes, alternative reference rates or other reforms may adversely affect the trading market for LIBOR-based securities, including the Floating Rate Notes.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. at 1-800-831-9146 or by calling Deutsche Bank Securities Inc. at 1-800-503-4611 or by calling Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-800-294-1322 or by calling Wells Fargo Securities, LLC at 1-800-645-3751.

EXHIBIT B

FORM OF OPINION OF WACHTELL, LIPTON, ROSEN & KATZ

[attached hereto]

EXHIBIT C

FORM OF NEGATIVE ASSURANCE LETTER OF WACHTELL, LIPTON, ROSEN & KATZ

[attached hereto]

EXHIBIT D

FORM OF OPINION OF REED SMITH LLP

[attached hereto]

EXHIBIT E

FORM OF OPINION OF THE GENERAL COUNSEL

[attached hereto]